Exhibit 99.1

For Immediate Release November 4, 1999	Contact: Andy McCormick 212-573-1226

PFIZER INITIATES $82.4 BILLION OFFER FOR MERGER WITH WARNER-LAMBERT

Proposed Transaction Valued at $96.40 per Warner-Lambert Share, Representing a 30% Premium Over the Last Month's Average Closing Price of Warner-Lambert Stock
Merger of the Two Fastest-Growing Pharmaceutical Companies Will Create "The Strongest, Most Dynamic Pharmaceutical Company in the World"

NEW YORK, November 4 -- Pfizer Inc (NYSE: PFE) today announced that it has made an offer to acquire all of the outstanding shares of Warner-Lambert Company (NYSE: WLA) in a merger transaction at a price valued at $96.40 per share, or $82.4 billion. The proposed transaction represents a 30% premium over the last month's average closing price of Warner-Lambert stock.

"This combination would create the strongest, most dynamic pharmaceutical company in the world," William C. Steere, Jr., Chairman and Chief Executive Officer of Pfizer, said today. "The transaction would create superior, immediate and long term value, for the shareholders of both companies. The new company would be a powerful global competitor, with a complementary product line that is both broad and deep, an extraordinarily rich pipeline of new compounds in development, a well-established over-the-counter business and a strong presence in all of the world's major markets. It would have one of the largest revenue bases, market valuations and research and development commitments in the business."

Since 1997, the two companies have partnered in a highly-successful marketing alliance for Lipitor, one of the most widely prescribed cholesterol-lowering agents in the world. Pfizer had previously indicated over the past several weeks in correspondence and direct contact with Mr. de Vink its interest in a business combination with Warner-Lambert. Today, however, Warner-Lambert announced an agreement to merge with American Home Products Corp. This agreement terminates a prior standstill provision between Pfizer and Warner-Lambert that Warner-Lambert used to prevent Pfizer from making an offer to acquire Warner-Lambert.

Competitive Advantages of Combination

Mr. Steere noted that the combination would create a company with revenues of $28 billion, and a market capitalization of over $200 billion, with the following advantages:

  Unprecedented depth and breadth of current products and products in development, with little significant overlap or redundancy;
  Combined R&D expenditures of approximately $4 billion, the largest in the industry;
  A strong international presence, with enhanced global reach in all major medical markets;
  Cost savings and efficiencies estimated in excess of $1.2 billion;
  This proposed transaction is expected to be accretive immediately, before one-time restructuring charges;
  Complementary organizations that can fully leverage current operations and opportunities for growth, including both companies' pharmaceutical portfolios and Warner-Lambert's strength in retail and over-the-counter products, which provides a platform for future prescription to OTC switches for both companies.

In a letter sent to Mr. Lodewijk de Vink, chairman and chief executive officer of Warner-Lambert, today, Mr. Steere said: "My Board of Directors and I believe firmly that Pfizer and Warner-Lambert Co. would be a compelling combination and the best possible strategic fit, which would create unprecedented value for all our shareholders. Together, our companies - the two fastest-growing in the industry - would be able to seize a unique opportunity for global pharmaceutical leadership."

Warner-Lambert is a global pharmaceutical, consumer health care and confectionery company. Its cardiovascular drug, Lipitor, is the most prescribed cholesterol-lowering agent in the U.S. Other well known Warner-Lambert brands include Rezulin, Accupril, Listerine, Lubriderm, Schick and Dentyne. In 1999, Warner-Lambert is expected to have sales in excess of $12 billion and spend more than $1.2 billion on research and development.

Pfizer Inc is a research-based global pharmaceutical company that discovers, develops, manufactures and markets innovative medicines for humans and animals. The company reported revenues of over $13.5 billion for 1998, and expects to spend about $2.8 billion on research and development in 1999. The company's Norvasc, Zoloft and Zithromax products all had worldwide sales exceeding $1 billion in 1998.

This press release is not an offer to purchase shares of Warner-Lambert, nor is it an offer to sell any Pfizer common stock which may be issued in a merger involving Warner-Lambert and a subsidiary of Pfizer. Any issuance of Pfizer common stock in any merger involving Warner-Lambert and a subsidiary of Pfizer would have to be registered under the Securities Act of 1933, as amended, and such Pfizer common stock would be offered only by means of a prospectus complying with such Act.

This release contains some forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.